Brunswick Corporation Names John Buelow President - Mercury Marine

METTAWA, Ill. (February 7, 2023) - Brunswick Corporation (NYSE:BC) today named John Buelow Executive Vice President and President, Mercury Marine. John was previously Vice President, Global Operations, Mercury Marine and succeeds Chris Drees, who has decided to leave Brunswick to pursue opportunities outside the Company and the marine industry. Buelow will report to Brunswick Chief Executive Officer David M. Foulkes, effective immediately.

"John is an established leader with close to 20 years of experience at Brunswick in a number of global leadership roles and I am confident that he will continue Mercury’s momentum and sustained growth,” said Foulkes. “John’s promotion is indicative of the talent and experience we have in our management ranks across the entire Company and our continued focus on succession planning.”

Buelow joined Mercury Marine in 2004 and during the first six years of his Brunswick career held a variety of positions in Finance, including Vice President and CFO of Brunswick Marine in EMEA and Asia-Pacific. From 2010 until 2023, John held several leadership roles at Mercury’s global headquarters in Fond du Lac including: Vice President, Business Development; Vice President and General Manager, Mercury Castings; Vice President, Category Management & Strategic Planning; and for close to five years, Vice President, Global Operations.

During his tenure as head of Global Operations, John was integral to planning and executing many significant enhancements and expansions of Mercury’s manufacturing facilities, and to the launch of Mercury’s recent award-winning products including the 600hp V12 Verado outboard, the new V10 Verado outboards, and the Avator electric outboard family. He also drove innovative manufacturing improvements to Mercury plants across the globe, managed significant capital investments such as the recent outboard engine capacity expansion and the new distribution center in Brownsburg, Indiana, all while positively impacting the Company culture with a strong focus on employee wellbeing, safety, and sustainability. John also contributed to Brunswick on an enterprise level where he played a crucial leadership role helping Brunswick’s global manufacturing facilities navigate the COVID-19 pandemic.

“I also want to thank Chris Drees for his leadership and many contributions over his 24 years at Mercury and Brunswick,” said Foulkes. “Chris led Mercury through a number of significant milestones during his career and has been an outstanding partner during my time as CEO. On behalf of Mercury and Brunswick, I wish Chris and his family the very best in their future endeavors.”

About Brunswick Corporation:

Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique,

technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include, Mercury Marine, Mercury Racing and MerCruiser. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Parts & Accessories, Land ‘N’ Sea, Lowrance, Simrad, B&G, Mastervolt, RELiON, Attwood and Whale. Our boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft and Quicksilver. Our service, digital and shared-access businesses include Freedom Boat Club, Boateka and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has more than 18,500 employees operating in 29 countries. In 2022, Brunswick was named by Forbes as a World’s Best Employer and as one of America’s Most Responsible Companies by Newsweek, both for the third consecutive year. For more information, visit www.Brunswick.com.